                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-07

From:     [Personal Information Redacted]
Sent:     Wednesday, September 12, 2007 3:45PM
Subject:  BSCMS 2007-PWR17 ** PRICING DETAILS **

** BSCMS 2007-PWR17 **  $3.3Bn Fixed Rate CMBS

Co-Lead Bookrunning Managers: Morgan Stanley, Bear Stearns
Rating Agencies: S&P, Fitch

Structure:
 CL    SIZE($MM) S&P/FITCH   A/L    PX LEV  COUPON  YIELD     PRICE      CUSIP
 A1     101.8    AAA/AAA     3.39   S+50    5.282   5.2082  100.24948  07388QAA7
 A2     194.1    AAA/AAA     4.85   S+70    5.574   5.4702  100.54836  07388QAB5
 A3     311.8    AAA/AAA     6.79   S+79    5.736   5.6771  100.54443  07388QAC3
 AAB    132.0    AAA/AAA     7.15   S+74    5.703   5.6482  100.54535  07388QAD1
 A4    1178.3    AAA/AAA     9.76   S+62    5.694   5.6662  100.54394  07388QAE9
 AM     231.0    AAA/AAA     9.87   S+84    5.915   5.8915  100.54389  07388QAG4
 AJ     269.0    AAA/AAA     9.95   S+115   5.941   6.2049   99.14607  07388QAH2
*AM-FL   95.0    AAA/AAA     9.87   L+69    L+69    L+69    100.00000  07388QBU2
*B       28.5    AA+/AA+     9.96   S+135   5.941   6.4054   97.71267  07388QAL3
*C       44.8    AA/AA       9.96   S+145   5.941   6.5054   97.00655  07388QAN9
*D       24.5    AA-/AA-     9.96   S+155   5.941   6.6054   96.30686  07388QAQ2
*E       20.4    A+/A+       9.96   S+180   5.941   6.8554   94.58537  07388QAS8
*F       28.5    A/A         9.96   S+205   5.941   7.1054   92.90271  07388QAU3
*G       32.6    A-/A-       9.96   S+235   5.941   7.4054   90.93341  07388QAW9
*H       36.7    BBB+/BBB+   9.96   S+300   5.941   8.0554   86.84602  07388QAY5
*J       32.6    BBB/BBB     9.96   S+350   5.941   8.5554   83.86108  07388QBA6
*K       32.6    BBB-/BBB-   9.96   S+425   5.941   9.3054   79.62741  07388QBC2
A1A     364.3     AAA/AAA        *** NOT OFFERED ***

*   Subject to rule 144A

Details:
  - The Coupon for Classes AJ to K are Initial Only
  - Settlement:   9/27/07
  - First Payment Date:   10/11/07
  - Rated Final Distribution Date:  June 2050

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

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This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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Stearns & Co. Inc.

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